Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference of our reports dated February 28, 2012, with respect to the consolidated financial statements and schedule of Chart Industries, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Chart Industries, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2011, in the following Registration Statements filed with the Securities and Exchange Commission:

Registration Number	Description

333-175837	Form S-3 Registration Statement under The Securities Act of 1933

333-162740	Form S-8 Registration Statement – Chart Industries, Inc. 2009 Omnibus Equity Plan

333-138682	Form S-8 Registration Statement – Amended and Restated Chart Industries, Inc. 2005 Stock Incentive Plan

/S/ ERNST & YOUNG LLP
Cleveland, Ohio
February 28, 2012